Exhibit 99.1

NEWS RELEASE

Contacts:                                            Garry P. Herdler – Executive Vice President & Chief Financial Officer

Orleans Homebuilders, Inc. (215) 245-7500

(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Extension of Limited Waiver

Bensalem, Pennsylvania, September 15, 2008:

Orleans Homebuilders, Inc. (AMEX: OHB) announced today that it had received an extension of the limited waiver (the “waiver letter”) received on May 9, 2008 from its lenders under the Company’s Amended and Restated Revolving Credit Agreement (the “Credit Facility”).  The original waiver letter temporarily waived compliance with certain covenants in the Credit Facility generally through and including September 15, 2008, and replaced those covenants with certain modified covenants.  The extension generally extends the waiver period through and including September 29, 2008.  The Company currently anticipates reaching an agreement with its lenders to amend the Credit Facility prior to the termination of the extended waiver period and prior to filing its Annual Report on Form 10-K for the fiscal year ended June 30, 2008, which is due to be filed on or before September 29, 2008.  If the Company is unable to reach an agreement amending its Credit Facility on or before September 29, 2008, absent an additional extension of the waiver period, the Company anticipates that it will then be in default under the terms of the Credit Facility.

Orleans Homebuilders, Inc. is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated amendments to the Company’s Credit Facility.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to successfully negotiate and enter into an amendment to its Credit Facility prior to the expiration of the waiver period on acceptable terms or at all.  These risks and uncertainties include the conditions in the credit markets, the reaction of the Company’s lenders to a request for an amendment to the Credit Facility, local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2008 filed with the SEC.